Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated October 21, 2015 and April 12, 2016, relating to the combined financial statements of PRN Group, included in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-224306) and related Prospectus of Cision, Ltd. for the registration of 6,370,000 shares of its common stock relating to the Offer to Exchange Warrants to Acquire Ordinary Shares of Cision Ltd. for Ordinary Shares of Cision Ltd. and Consent Solicitation.

/s/ Ernst & Young LLP

Iselin, NJ

May 9, 2018